FOR IMMEDIATE RELEASE

Contact:           William Restrepo

                        713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2008 RESULTS

Cash Resales of $32.7 million 18% above last year

HOUSTON, August 11, 2008 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2008.  Revenue for the second quarter of $44.7 million increased $14.3 million or 47% over the second quarter of 2007, primarily driven by $10.2 million growth in total resales from our library, that reflected a $6.1 million increase in selections from library cards and $4.9 million higher cash resales.  Acquisition revenue grew by $3.6 million or 41% mainly in the US.  Solutions revenue was $0.5 million or 34% higher than in 2007.

Revenue for the six month period was $92.1 million as compared to $66.7 million in 2007.  The 38% growth in revenue came from $14.8 million higher total library resales and a $9.7 million increase in acquisition revenue.  Solutions revenue was $1.0 million higher than in 2007.

Cash resales for the quarter were $32.7 million, compared to $27.8 million for the second quarter of last year.  The 18% growth in cash resales reflected 19% growth in our core resales, with particularly robust licensing activity in Canada.  Our non-core US 2D and offshore cash resales increased by 5%.  For the first half of 2008, cash resales of $52.5 million were $3.0 million or 6% higher than in the prior year.

For the second quarter of 2008, the net loss of $20.4 million improved as compared to last year's loss of $24.2 million.  The 2008 period included approximately $24.6 million in costs related to purchase accounting adjustments to the value of assets and liabilities, mainly the step-up in value of the data library.  The 2007 second quarter included approximately $26.9 million of purchase accounting adjustments.  The year-on-year reduction in the net loss resulted from increased revenue, compensated by higher data amortization expense, lower currency gains, and higher income taxes.  The second quarter of last year included $1.3 million more in currency gains from our Canadian operations and $2.0 million in net tax benefits, as compared to a $0.9 million tax expense in 2008.  For the six month period, the net loss of $38.8 million was significantly lower than the $55.4 million for the equivalent period of 2007.  The 2007 period included $18.7 million in merger expenses as compared to $0.4 million in 2008.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses, was $26.3 million for the second quarter of 2008, as compared to $22.2 million in the same quarter of 2007. This $4.2 million or 19% improvement was driven by a $5.4 million increase in cash revenue somewhat offset by a $1.2 million increase in cash operating expenses. The higher cash operating expenses were partly due to additional variable compensation of approximately $0.7 million, mainly sales commissions on the incremental revenue and higher accruals for employee incentive bonuses.  In addition, the stronger Canadian dollar added $0.2 million to our operating expenses and the ramp up in activity, in particular data creation, has required the addition of resources.

For the first half of 2008, Cash EBITDA was $39.1 million as compared to $38.7 million in 2007, as a $4.0 million increase in cash revenue for the period was offset by a $3.5 million increase in cash operating expenses.  The significant year on year growth in total revenue drove increases in compensation, including incremental resources to meet the higher activity levels, as well as higher sales commissions and employee performance bonuses.  In addition, cash operating expenses in the first half of last year included $0.9 million in one-time recoveries from legal disputes.

"The second quarter confirmed the quality of the data we have added to the library over the past few years," commented Rob Monson, president and chief executive officer. "Our total cash resales grew by 18% year-on-year and set a new record for a second quarter, with both the US and Canada delivering vigorous growth.  Year to date cash resales are 6% ahead of 2007.

"Oil and gas companies continued to invest heavily in North American production as evidenced by the continued increase in drilling rigs," stated Monson.  "Exploration has also benefitted from our clients' efforts to replace their production, as demonstrated by the 45% year to date increase in our acquisition revenue.  The current environment has allowed us to secure the addition to our library of significant amounts of attractive data that should result in even higher resales over the years to come."

The company reduced its operating losses to $9.5 million in the second quarter of 2008 as compared to $17.8 million in 2007, as a result of the higher revenue and stable SG&A.  For the six month period, operating losses fell to $17.9 million from $41.1 million in 2007; last year included $18.7 million in merger expenses.

Depreciation and amortization expense for the second quarter of 2008 was $44.3 million compared to $37.8 million for the same period in 2007. For the second quarter of 2008, 20% of total resales were for fully amortized data, as compared to 16% for the first quarter. In 2007, substantially all revenue attracted amortization.

Selling, general and administrative expenses excluding merger expenses were $9.8 million for the second quarter of 2008 as compared to $9.5 million in the second quarter of last year.  Increases in cash compensation were largely offset by a significant reduction in the amortization of option expenses related to employee incentives.

Net interest expense was $10.2 million for the second quarter, compared to $9.9 million for the first quarter of this year, and to $9.9 million for the second quarter of 2007.

Our cash balances at the end of the second quarter were $41.4 million.  Cash generation during the second quarter was $4.2 million as our cash EBITDA was offset by higher working capital requirements and by net cash capital expenditures for the quarter of $7.9 million.  Customer receivables for data library sales increased as a result of the high level of cash resales and capital expenditure liabilities from the robust creation activity in the first quarter were paid down. Cash balances on August 8, 2008 stood at $50.9 million.

Gross capital expenditures for the second quarter of 2008 were $22.5 million, as compared to $17.3 million for the prior year.  Acquisition capital expenditures increased by $2.9 million as creation activity has ramped up in the US, while data purchases and trades grew by $1.9 million year-on-year.

For the six month period, gross capital expenditures increased to $59.4 million in 2008 from $39.2 million last year.  Acquisition capital expenditures grew by $12.7 million or 41% with both Canada and the US contributing.  Data purchases and trades were $7.1 million higher than last year.  Net cash capex for the period was $20.3 million as compared to $15.8 million in 2007.

Our forecast net cash capital expenditures for the year 2008 are currently estimated to be approximately $48 million.  Although our traded data should increase over our initial forecast, we now expect lower cash data purchases.  In addition, we expect the cost per square mile of our net capital expenditures to end up lower than originally anticipated.

For the second quarter of 2008, we added approximately 400 square miles of seismic data to our library, reaching a cumulative 1,200 square miles for the first half of the year.  We remain on target to increase the size of our onshore 3D library by approximately 10% or 3,000 square miles.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss second quarter results for 2008 on Tuesday, August 12, 2008 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  The dial-in number for the call is 866-578-5784, passcode Seitel.  A replay of the call will be available until August 20, 2008 by dialing 888-286-8010, passcode 30832695, and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 40,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," or "anticipates" or similar expressions that concern the strategy, plans or intentions of the Company.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained form the Company without charge.  Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measurers as defined under the SEC rules.  Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue, and also include cash EBITDA or cash margin, for which the most comparable GAAP measure is operating income.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	June 30,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$41,320	$43,333
Restricted cash	111	110
Receivables
Trade, net	41,957	51,915
Notes and other, net	861	2,190
Net seismic data library	319,770	349,039
Net property and equipment	9,967	10,996
Investment in marketable securities	4,609	4,224
Prepaid expenses, deferred charges and other	21,720	22,263
Intangible assets, net	48,110	51,785
Goodwill	204,245	207,246

TOTAL ASSETS	$692,670	$743,101

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$47,052	$49,325
Income taxes payable	1,721	948
Debt
Senior Notes	402,291	402,333
Notes payable	279	300
Obligations under capital leases	3,669	3,848
Deferred revenue	45,625	48,151
Deferred income taxes	11,997	17,238
TOTAL LIABILITIES	512,634	522,143

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at June 30, 2008 and
December 31, 2007	-	-
Additional paid-in capital	268,184	264,805
Retained deficit	(115,948)	(77,113)
Accumulated other comprehensive income	27,800	33,266
TOTAL STOCKHOLDER'S EQUITY	180,036	220,958

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$692,670	$743,101

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended
	June 30,
	2008	2007

REVENUE	$44,719	$30,371

EXPENSES:
Depreciation and amortization	44,259	37,770
Cost of sales	165	32
Selling, general and administrative	9,813	9,489
Merger	-	835
	54,237	48,126

LOSS FROM OPERATIONS	(9,518)	(17,755)

Interest expense, net	(10,179)	(9,938)
Foreign currency exchange gains	133	1,478
Other income	39	-

Loss before income taxes	(19,525)	(26,215)
Provision (benefit) for income taxes	884	(1,970)

NET LOSS	$(20,409)	$(24,245)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands)

	SUCCESSOR		PREDECESSOR
	PERIOD		PERIOD
	Six Months Ended	February 14, 2007 -	January 1, 2007 -
	June 30, 2008	June 30, 2007	February 13, 2007

REVENUE	$92,101	$47,669	$19,010

EXPENSES:
Depreciation and amortization	89,114	60,003	11,485
Cost of sales	279	41	8
Selling, general and administrative	20,248	13,923	3,577
Merger	357	1,280	17,457
	109,998	75,247	32,527

LOSS FROM OPERATIONS	(17,897)	(27,578)	(13,517)

Interest expense, net	(20,074)	(19,123)	(2,284)
Foreign currency exchange gains (losses)	(713)	1,657	(102)
Other income	39	-	12

Loss before income taxes	(38,645)	(45,044)	(15,891)
Provision (benefit) for income taxes	190	(5,967)	452

NET LOSS	$(38,835)	$(39,077)	$(16,343)

The following table summarizes the components of our revenue for the periods indicated (in thousands):

	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Six Months	Six Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	June 30,		June 30,	June 30,	June 30,	February 13,
	2008	2007	2008	2007	2007	2007

Acquisition revenue:
Cash underwriting	$10,646	$8,897	$25,327	$21,256	$15,169	6,087
Underwriting from
non-monetary
exchanges	1,900	12	5,622	38	27	11
Total acquisition
revenue	12,546	8,909	30,949	21,294	15,196	6,098
Licensing revenue:
Cash resales	32,670	27,794	52,505	49,506	43,521	5,985
Non-monetary
exchanges	798	1,176	4,457	2,731	2,738	(7)
Revenue deferred	(13,922)	(13,577)	(25,063)	(23,954)	(21,318)	(2,636)
Recognition of revenue
previously deferred	10,651	4,598	25,609	14,459	5,513	8,946
Total resale revenue	30,197	19,991	57,508	42,742	30,454	12,288
Total seismic revenue	42,743	28,900	88,457	64,036	45,650	18,386
Solutions and other	1,976	1,471	3,644	2,643	2,019	624
Total revenue	$44,719	$30,371	$92,101	$66,679	$47,669	19,010

(1)

Our combined results for the six months ended June 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to June 30, 2007.  This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

Cash Margin:  Cash margin includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses (excluding Merger expenses and merger and acquisition transaction costs) and cost of goods sold.  We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers).  The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Six Months	Six Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	June 30,		June 30,	June 30,	June 30,	February 13,
	2008	2007	2008	2007	2007	2007

Cash margin	$26,335	$22,179	$39,103	$38,650	$35,220	$3,430
Add (subtract) other
revenue components
not included in
cash margin:
Acquisition revenue	12,546	8,909	30,949	21,294	15,196	6,098
Non-monetary
exchanges	798	1,176	4,457	2,731	2,738	(7)
Revenue deferred	(13,922)	(13,577)	(25,063)	(23,954)	(21,318)	(2,636)
Recognition of
revenue previously
deferred	10,651	4,598	25,609	14,459	5,513	8,946
Recognition of
Solutions revenue
previously deferred	-	-	44	6	-	6

Less:
Depreciation and
amortization	(44,259)	(37,770)	(89,114)	(71,488)	(60,003)	(11,485)
Merger expenses	-	(835)	(357)	(18,737)	(1,280)	(17,457)
Merger and acquisition
transaction costs	(4)	-	(5)	-	-	-
Non-cash operating
expenses	(1,663)	(2,435)	(3,520)	(4,056)	(3,644)	(412)
Operating loss,
as reported	$(9,518)	$(17,755)	$(17,897)	$(41,095)	$(27,578)	$(13,517)

(1)

Our combined results for the six months ended June 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to June 30, 2007.  This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table summarizes the cash and non-cash components of our selling, general and administrative ("SG&A") expenses for the periods indicated (in thousands):

	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Six Months	Six Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	June 30,		June 30,	June 30,	June 30,	February 13,
	2008	2007	2008	2007	2007	2007

Cash SG&A expenses	$8,150	$7,054	$16,728	$13,444	$10,279	$3,165
Non-cash compensation
expense	1,592	2,369	3,378	3,959	3,547	412
Non-cash rent expense	71	66	142	97	97	-
Total	$9,813	$9,489	$20,248	$17,500	$13,923	$3,577

(1)

Our combined results for the six months ended June 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to June 30, 2007.  This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table summarizes our capital expenditures for the periods indicated (in thousands):

	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Six Months	Six Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	June 30,		June 30,	June 30,	June 30,	February 13,
	2008	2007	2008	2007	2007	2007

New data acquisition	$17,349	$14,428	$43,880	$31,142	$23,176	$7,966
Cash purchases of
seismic data and
other	702	2,140	1,241	5,706	5,180	526
Non-monetary
exchanges	3,972	600	13,741	2,155	2,162	(7)
Other property and
equipment	454	108	503	194	134	60
Total capital
expenditures	22,477	17,276	59,365	39,197	30,652	8,545
Less: Non-monetary
exchanges	(3,972)	(600)	(13,741)	(2,155)	(2,162)	7
Cash underwriting	(10,646)	(8,897)	(25,327)	(21,256)	(15,169)	(6,087)
Net cash capital
expenditures,
as reported	$7,859	$7,779	$20,297	$15,786	$13,321	$2,465

(1)

Our combined results for the six months ended June 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to June 30, 2007.  This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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